Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Mr. Edward Geletka
President and CEO
(856) 205-0058

COLONIAL FINANCIAL SERVICES, INC.
ANNOUNCES SECOND QUARTER 2011 RESULTS

Vineland, New Jersey, August 12, 2011 – Colonial Financial Services, Inc. (NASDAQ Global Market: COBK) (the “Company”) the holding company for Colonial Bank, FSB (the “Bank”), announced net income of $582 thousand, or $0.15 per basic and diluted share for the three months ended June 30, 2011, compared to $1.2 million, or $0.31 per basic and diluted share, for the three months ended June 30, 2010.  The earnings per share for June 30, 2010 have been adjusted to reflect the exchange ratio from the second-step conversion and reorganization of the Company, which occurred on July 13, 2010.

For the three months ended June 30, 2011, net interest income after provision for loan losses was $3.7 million compared to $4.3 million for the three months ended June 30, 2010.  Interest income decreased to $6.0 million for the three months ended June 30, 2011 from $6.7 million for the three months ended June 30, 2010.  Interest expense decreased to $1.9 million for the three months ended June 30, 2011 from $2.4 million for the three months ended June 30, 2010.  Non-interest income was $405 thousand for the three months ended June 30, 2011 compared to $456 thousand for the three months ended June 30, 2010.  Non-interest expense was $3.3 million for the three months ended June 30, 2011 compared to $2.9 million for the three months ended June 30, 2010.  For the three months ended June 30, 2011, income tax expense totaled $198 thousand compared to $629 thousand for the three months ended June 30, 2010.

For the six months ended June 30, 2011, net interest income after provision for loan losses was $7.5 million compared to $8.1 million for the six months ended June 30, 2010.  Interest income decreased to $12.1 million for the six months ended June 30, 2011 from $13.5 million for the six months ended June 30, 2010.  Interest expense decreased to $3.8 million for the six months ended June 30, 2011 from $4.8 million for the six months ended June 30, 2010.  Non-interest income was $822 thousand for the six months ended June 30, 2011 compared to $746 thousand for the six months ended June 30, 2010.  Non-interest expense was $6.4 million for the six months ended June 30, 2011 compared to $5.7 million for the six months ended June 30, 2010.  For the six months ended June 30, 2011, income tax expense totaled $517 thousand compared to $989 thousand for the six months ended June 30, 2010.

Total assets at June 30, 2011 were $601.2 million compared to $590.3 million at December 31, 2010, an increase of $10.9 million.  Cash and cash equivalents decreased to $14.4 million at June 30, 2011 from $20.7 million at December 31, 2010.  Investment securities available for sale increased to $224.0 million at June 30, 2011 from $181.6 million at December 31, 2010.  Investment securities held to maturity decreased to $24.2 million at June 30, 2011 from $38.2 million at December 31, 2010.  Net loans receivable at June 30, 2011 were $308.7 million compared to $320.0 million at December 31, 2010.  Deposits increased to $515.5 million at June 30, 2011 compared to $512.8 million at December 31, 2010.  Borrowings totaled $12.4 million at June 30, 2011 and $7.0 million at December 31, 2010, respectively.  Stockholders’ equity increased to $71.8 million at June 30, 2011 from $69.4 million at December 31, 2010.  The increase in stockholders’ equity was mainly the result of the Company’s net income.

In July 2010, Colonial Financial Services, Inc. completed its stock offering in connection with the conversion of Colonial Bank, FSB from the mutual holding company structure to the fully public holding company structure.  As a result of the offering and the exchange, the Company is now a fully public company and has 4,188,456 shares outstanding.

Colonial Financial Services, Inc. is the stock holding company for Colonial Bank, FSB.  Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913.  Colonial Bank, FSB conducts business from its headquarters and main office in Vineland, New Jersey as well as eight offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiary, CB Delaware Investments, Inc.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Interest income	$6,032	$6,695	$12,122	$13,471
Interest expense	1,902	2,372	3,825	4,849
Net interest income	4,130	4,323	8,297	8,622
Provision for loan losses	480	42	796	502
Net interest income after provision for loan losses	3,650	4,281	7,501	8,120
Non-interest income	405	456	822	746
Non-interest expense	3,275	2,864	6,409	5,686
Income before taxes	780	1,873	1,914	3,180
Income tax expense	198	629	517	989
Net income	$582	$1,244	$1,397	$2,191

Earnings per share – basic (1)	$0.15	$0.31	$0.35	$0.55
Earnings per share – diluted (1)	$0.15	$0.31	$0.35	$0.55
Weighted average shares outstanding – basic (1)	4,014,871	4,021,539	4,014,871	4,021,539
Weighted average shares outstanding – diluted (1) (2)	4,014,871	4,021,539	4,014,871	4,021,539

Performance Ratios (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended | June 30,
	2011	2010	2011	2010
Return on average assets (3)	0.38%	0.87%	0.46%	0.77%
Return on average equity (3)	3.27%	10.53%	3.96%	9.38%
Net interest margin on average interest earning assets	2.97%	3.28%	3.01%	3.26%

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands, except per share data)

	At June 30, 2011	At December 31, 2010
Assets	$601,175	$590,342
Cash and cash equivalents	14,367	20,726
Investment securities	248,241	219,781
Net loans receivable	308,722	319,987
Deposits	515,527	512,836
Federal Home Loan Bank borrowings	12,425	7,000
Total stockholders’ equity	71,823	69,412
Book value per share (4)	17.15	16.57
Stockholders’ equity to total assets	11.95%	11.76%

Asset Quality (Unaudited)
(Dollars in thousands)
	At June 30, 2011	At December 31, 2010
Non-performing assets (5)	$10,258	$10,996
Allowance for loan losses	4,085	3,543
Non-performing assets to total assets	1.71%	1.86%
Allowance for losses to total loans	1.30%	1.09%

(1)	For June 30, 2010, earnings per share and average common shares outstanding have been adjusted to reflect the exchange ratio from the second-step conversion and reorganization of the Company.
(2)
Shares outstanding do not include unreleased ESOP shares and treasury shares but do include the common share equivalents of stock options and stock awards for the purpose of the weighted average shares outstanding-diluted calculation, if dilutive.

(3)	Annualized.
(4)	Total stockholders’ equity divided by shares outstanding of 4,188,456.
(5)	Non-performing assets include non-accrual loans and real estate owned.